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                            TAX SHARING AGREEMENT             Exhibit 10.16 (9)

This tax sharing agreement (the "Agreement") is entered into by American States Insurance Company ("ASIC"), a corporation organized under the laws of the State of Indiana, and American States Lloyds Insurance Company ("ASLI"), a corporation organized under the laws of the State of Texas, and is effective as of January 1, 1996. Lincoln National Corporation ("LNC"), as the ultimate parent of a group of affiliated corporations filing a consolidated return (the "LNC Consolidated Group"), is also a party to this Agreement. This Agreement applies to federal, state, local, and foreign income taxes, including any interest and penalties assessed for any such taxes, arising for any taxable year ("Tax Year") during which ASIC owns any ASLI stock. This Agreement supersedes all prior tax sharing agreements between ASIC and ASLI or any subsidiaries of ASIC and ASLI, except to the extent otherwise noted. As described more fully below, the rights and obligations of ASIC and ASLI depend upon the amount of ASLI stock owned by ASIC, and on whether ASIC and ASLI are members of an affiliated group that files a consolidated federal income tax return.

SECTION I.  ASLI IN CONSOLIDATED GROUP

     A. Management of Tax Disputes and Tax Computations. For any Tax Year or portion of a Tax Year in which ASLI is a member of the LNC Consolidated Group, LNC shall be responsible for managing the filing of tax returns and for determining the appropriate strategy for handling audits and disputes with
taxing authorities.   Additionally, LNC shall be responsible for the final
determination of all computations required under this Agreement.

     B. Calculation of ASLI's Tax Liability. For any Tax Year in which ASLI is a member of the LNC Consolidated Group, the LNC Consolidated Group's federal income tax liability shall be allocated between ASLI and the remainder of the LNC Consolidated Group as follows:

            1. Separate Tax Liability. Periodic computations shall be made of the federal income tax liability of ASLI, on a hypothetical separate return basis ("Separate Tax Liability"), for each Tax Year, or for any part of a Tax Year during which ASLI is included in the LNC Consolidated Group. Computations shall be made at least once per quarter to support the required payments of quarterly estimated taxes and shall also be made at the time of the original and extended due dates for the filing of the federal income tax return for each Tax Year. Such Separate Tax Liability shall be calculated as follows:

                     a. ASLI shall be treated as a corporation which files a federal income tax return separate from the LNC Consolidated Group, except as otherwise provided in this Agreement.


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                     b.  For purposes of this calculation, ASLI shall be
treated as if it had never been included in the LNC Consolidated Group.

                     c. Gains and losses on intercompany transactions shall be disregarded until such time as they are recognized in the consolidated federal income tax return of the LNC Consolidated Group.

                     d. Income, gain, deductions, credits, and similar items of ASLI described in Treasury Regulation section 1.1552-1(a)(2)(ii) shall generally be taken into account in the manner specified in that subdivision.

                     e. To the extent that ASLI is unable to avail itself of special rules applicable only to small corporations, lower tax rates applicable to part or all of the income of a single corporation, the exemption provided in Internal Revenue Code section 59A (applicable to the environmental tax) or any other similar item because it participates in the filing of the federal income tax return of the LNC Consolidated Group, ASLI shall not use such benefit in calculating its Separate Tax Liability.

                     f. Income, gain, deductions, credits, and similar items of ASLI shall not be included to the extent attributable to a period commencing on or after the date that ASLI ceases to be includible in the LNC Consolidated Group.

                     g. For each quarter of a Tax Year that ASLI has net operating losses, net capital losses, tax credits or any other tax benefits that have not been used to decrease ASLI's Separate Tax Liability in the current Tax Year ("Excess Tax Items") that can be used as hypothetical carry back items against prior hypothetical ASLI separate return Tax Years ("Carry Back Items"), ASIC shall reimburse ASLI for the use of such Carry Back Items at the rate ASLI would have been entitled to receive had such Carry Back Items actually been used in a ASLI claim for refund.

                     h. To the extent that Excess Tax Items can ultimately be used as hypothetical carry forward items against future hypothetical ASLI Tax Years ("Carry Forward Items"), ASLI shall be entitled to use such Excess Tax Items to offset future years' income but will be required to reimburse ASIC to the extent that paragraph 2.c., below, applies.

            2.  Excess Tax Items, Generally.

                     a. To the extent that the LNC Consolidated Group can use an Excess Tax Item, which has not otherwise been used as a Carry Back Item, to decrease its federal income tax liability for that quarter after taking into account all similar items from the other affiliated corporations in the LNC Consolidated Group,



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ASIC shall reimburse ASLI at an amount equal to the actual decrease in the tax liability of the LNC Consolidated Group for any Excess Tax Items used, notwithstanding the fact that ASLI could not use these Excess Tax Items in calculating its Separate Tax Liability.

                     b. To the extent that the Excess Tax Items are not used under paragraphs a. or 1.g. above, ASLI shall be entitled to a reimbursement from ASIC if and when such Excess Tax Items actually reduce the LNC Consolidated Group's federal income tax payments, or when the LNC Consolidated Group actually receives a refund of previously paid taxes, to the extent that such refund payment is directly attributable to such Excess Tax Items.

                     c. To the extent that ASLI receives a payment from ASIC for the actual use of Excess Tax Items pursuant to paragraphs a. or b., above, ASIC shall be entitled to reimbursement from ASLI for the full amount of such payments to the extent that ASLI may use such Excess Tax Items as Carry Forward Items. To the extent that ASLI has been compensated by ASIC under a prior tax sharing agreement for an amount which would qualify as an Excess Tax Item under this Agreement, ASIC shall also be entitled to reimbursement from ASLI for the full amount of such prior payments to the extent that ASLI may use such Excess Tax Items as Carry Forward Items.

                     d. Nothing in this entire Section I. shall be interpreted to entitle ASLI to more than a single use of any Excess Tax Items, Carry Back Items, Carry Forward Items, or any other items which reduce the tax liability of ASLI.

            3.  Alternative Minimum Tax Periods.

                     a. If the LNC Consolidated Group is required to pay Alternative Minimum Tax ("AMT") for any taxable quarter, then the AMT amount shall be divided among all of the corporations in the LNC Consolidated Group which would have had to pay AMT if their tax liability had been calculated on a separate return basis. The allocation of AMT shall be in proportion to the amount of AMT each corporation would have had to pay on a hypothetical separate return basis. Any amount of AMT so apportioned to ASLI shall be available for use as an AMT credit in calculating ASLI's Separate Tax Liability for future taxable periods in which the AMT credit may actually be used by the LNC Consolidated Group. This provision also shall apply to the extent that the LNC Consolidated Group becomes subject to AMT for prior Tax Years as a result of an IRS audit or other adjustment to the tax liability payable.






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                     b.  If ASLI would be required to pay AMT based upon the
calculation of its Separate Tax Liability, but the LNC Consolidated Group is not required to pay AMT for that taxable quarter, then ASLI shall not be required to pay the AMT amount to ASIC. Instead, ASLI shall pay to ASIC an amount equal to its Separate Tax Liability calculated without regard to the AMT provisions.

            4.  Interest and Penalties.

                     a. If, after netting interest payable by the LNC Consolidated Group against interest payable by the IRS for a given Tax
Year, the LNC Consolidated Group is required to pay interest to the IRS as a result of any increase in tax liability for a given Tax Year, such interest shall be divided among all of the corporations in the LNC Consolidated Group whose tax liability increased from the initial calculation at the time of the filing of the LNC consolidated tax return for that Tax Year. This allocation shall be made in proportion to the increase in tax liability of ASLI as compared to the increase in tax liability of all members of the LNC Consolidated Group.

                     b. If, after netting interest payable by the LNC Consolidated Group against interest payable by the IRS for a given Tax
Year, the LNC Consolidated Group is entitled to receive interest from the IRS as a result of any decrease in tax liability for a given Tax Year, such interest shall also be divided among all of the corporations in the LNC Consolidated Group whose tax liability decreased from the initial calculation at the time of the filing of the LNC consolidated tax return for that Tax Year. This allocation shall be made in proportion to the decrease in tax liability of ASLI as compared to the decrease in tax liability of all members of the LNC Consolidated Group.

                     c. Any tax penalties imposed by a taxing authority shall be the responsibility of the corporation whose tax position or tax item caused the imposition of such penalties.

            5. Payments. Payments between ASIC and ASLI shall be made as follows:

                     a. Within five days following the due date of the quarterly estimated federal income tax payment for the LNC Consolidated Group, ASLI shall pay to ASIC the full amount (if any) of its Separate Tax
Liability for that taxable quarter. Also, to the extent that an Excess Tax Item can be used to reduce the amount of the estimated federal income tax payment for the LNC Consolidated Group in a given tax quarter, ASIC shall reimburse ASLI for the use of that item within five days following the


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due date of such quarterly payment.  Likewise, to the extent that ASLI can use an Excess Tax Item for which it has received payment from ASIC pursuant to
Section I.B.2., above, as a Carry Forward Item, ASLI shall reimburse ASIC for such amounts as described in Section I.B.2.c., above, within five days of the quarter in which it may use the Carry Forward Item.

                     b. Within five days following the last date for filing a request for an extension to file the annual federal income tax return, an adjusting payment shall be made between ASIC and ASLI which is equal to the difference between the quarterly payments made pursuant to paragraph a. above, and the estimated annual Separate Tax Liability of ASLI.

                     c. Within 45 days after the filing of the annual federal income tax return of the LNC Consolidated Group, adjusting payments shall be made between ASIC and ASLI to the extent of any difference between the payments made pursuant to paragraph a. or b. above, and the annual Separate Tax Liability of ASLI. In the event that an Excess Tax Item cannot be used to offset the federal income tax liability of the LNC Consolidated Group for the current Tax Year, but ASLI can use such an item as a Carry Back Item, then the reimbursement by ASIC to ASLI contemplated in Section I.B.1.g., above, shall also be made within 45 days after the filing of the annual federal income tax return of the LNC Consolidated Group.

                     d. Within 45 days of a settlement of any IRS audit dispute, adjusting payments shall be made between ASIC and ASLI as necessary as a result of such settlement. ASLI will be adequately indemnified and held harmless in the event the IRS levies upon ASLI's assets for penalty, interest, or unpaid taxes in excess of the amount paid in accordance with this Agreement.

                     e. LNC shall be responsible for making all required federal income tax payments for the LNC Consolidated Group.

            6. Information. If any information relevant to making any calculation covered by this Agreement is particularly within the knowledge or possession of ASLI or any subsidiary of ASLI, ASLI shall promptly provide such information to LNC and shall also provide any supporting schedules, data or details which LNC may reasonably request.


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            7.  State Taxes.  To the extent that any state tax system permits or requires that the tax liability of affiliated corporations be computed on a consolidated, affiliated, unitary or combined basis ("Combined Return Basis") and ASLI files on a Combined Return Basis with one or more other corporations in the LNC Consolidated Group, ASLI's state tax liability shall be calculated and allocated in a manner comparable to that provided in Section I of this Agreement.



SECTION II.  ASLI NOT CONSOLIDATED

     A. Responsibility for Tax Returns and Tax Payments. For any period in which ASIC owns any stock of ASLI, but ASLI is not included in the LNC Consolidated Group, ASLI shall be responsible for filing all federal, state, local, and foreign tax returns relevant to it and shall also be responsible for paying any such taxes payable by it. Furthermore, any federal, state, local, or foreign tax liabilities which are not calculated on a consolidated basis with part or all of the LNC Consolidated Group shall be the responsibility of the entity incurring such liability even if ASLI is filing as part of the LNC Consolidated Group for federal income tax purposes.

     B. Management of Tax Disputes and Tax Computations. For any Tax Year or portion of a Tax Year in which ASIC owns sufficient ASLI stock to result in ASIC and ASLI being treated as a consolidated group for financial statement reporting purposes, ASIC shall be consulted prior to determining the strategy for handling audits and disputes with taxing authorities, including, but not limited to, whether or not to appeal or litigate one or more issues and any proposed settlements of issues.

     C.  Carry Over Attributes from Consolidated Periods.

            1. General Carry Over Provisions. To the extent that ASLI carries forward tax attributes for which it has already received compensation from ASIC pursuant to the terms of Section I. above, ASLI shall reimburse ASIC for the previous payment by ASIC to ASLI, at the time of the deconsolidation of ASIC and ASLI. To the extent that ASLI has paid ASIC for a Separate Tax Liability for which it remains liable after leaving the LNC Consolidated Group, ASIC shall reimburse ASLI for the previous payment by ASLI to ASIC at the time of the deconsolidation of ASIC and ASLI. Similarly, to the extent that the ultimate amount of tax paid differs from the amount of




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tax liability initially calculated for any given Tax Year in which ASLI was included in the LNC Consolidated Group, ASIC or ASLI, as the case may be, shall be required to pay and entitled to receive amounts sufficient to compensate for this difference.

            2. AMT Credits. In the event that ASLI leaves the LNC Consolidated Group, the amount of AMT credit which it shall be allowed to carry over without any obligation to reimburse ASIC shall not exceed the amount allocated pursuant to Section I.B.3, above. ASIC shall be reimbursed by ASLI to the extent that any AMT credit actually carried over exceeds the amounts calculated in Section I.B.3., at the time of the deconsolidation. Also, ASLI shall be reimbursed by ASIC to the extent that it is permitted to carry over less than the amount calculated in Section I.B.3.

            3. Prior Consolidation Impacts. Neither LNC nor any member of the LNC Consolidated Group shall be liable for any payment to ASLI should the amount of tax that ASLI pays in any such later year on a separate return basis or as a member of another consolidated group be increased as a result of ASLI having been a member of the LNC Consolidated Group.

            4. Elections Impacting Prior Consolidated Periods. In the event that ASLI wishes to make an election for tax purposes which may adversely affect tax positions taken by the LNC Consolidated Group during Tax Years when it was a member of the LNC Consolidated Group, ASLI shall submit to LNC a written request for permission to make such an election. LNC shall not unreasonably withhold such written permission to make a tax election which may be beneficial to ASLI after it leaves the LNC Consolidated Group. ASLI shall, as a condition of receiving written permission to make the tax election, reimburse LNC for any and all additional tax costs incurred by the LNC Consolidated Group in connection with permitting such an election to be made.



SECTION III. GENERAL ITEMS

     A.  Interaction with Prior Tax Periods.

            1. Tax Payments for Prior Periods. To the extent that the tax liability initially allocated to ASLI for a prior tax period is subsequently redetermined, as a result of filing an amended return, the outcome of an IRS examination, the retroactive


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application of a new tax law or tax regulation, or other similar modifying action or item, ASLI shall pay ASIC for any such increases to ASLI's tax liability and is also entitled to receive a payment from ASIC for any decreases in tax liability attributable to ASLI.

            2. Prior Tax Payments. To the extent that ASLI paid to ASIC an amount for its share of the LNC Consolidated Group's federal income tax liability or to the extent that it pays an amount pursuant to paragraph 1. above, ASLI shall be entitled to consider the amount of such prior payments when determining whether or not Carry Back Items may be used to offset tax payments for prior years.

            3. Interest and Penalties for Prior Periods. Any interest and penalties payable by any member of the LNC Consolidated Group relating to Tax Years prior to this Agreement shall be subject to the terms of Section I.B.4 to the extent that they become payable after the effective date of this Agreement.

     B. Filing Relevant Items. ASLI agrees to file any elections, consents, and other documents and take any other actions which may be necessary or appropriate to carry out the purposes of this Agreement.

     C. Inclusion of ASLI Subsidiaries. If ASLI owns, acquires or creates any subsidiary corporation which is an includible corporation as that term is defined in IRC section 1504, such subsidiary corporation shall be subject to this Agreement. ASLI shall treat each such subsidiary corporation as if ASLI has an identical tax sharing Agreement to this Agreement between itself and the subsidiary corporation, unless ASLI and such subsidiary have entered into a separate tax sharing Agreement which has been approved in writing by LNC.

     D. Applicability to Succeeding Entities. This Agreement shall be binding on any successor of the parties to this Agreement, including but not limited to any successor of LNC, ASIC or ASLI, to the same extent as if the successor had been an original party to this Agreement.

     E. Provision of Items to Defend Tax Positions. Both ASIC and ASLI agree to cooperate in supplying information reasonably requested by the other party in order to make any computations required under this Agreement and for the purpose of defending tax examinations, including appeals and litigation.




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     F.  Maintenance of Books and Records.  ASIC and ASLI agree to maintain internal accounting books and records for themselves and each of their subsidiaries in a manner consistent with U.S. generally accepted accounting principles and relevant statutory accounting principles. Furthermore, ASIC and ASLI agree to account for any intercompany transactions entered into by them or any of their subsidiaries and to make such information available to the other party for tax purposes both when such transactions are entered into and when such intercompany transactions become currently taxable.

     G. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana and no state court other than the courts of the State of Indiana shall have jurisdiction over disputes between the parties concerning the validity, performance, interpretation or construction of this Agreement.



                        LINCOLN NATIONAL CORPORATION


Date: 11-19-96          By /s/ Richard C. Vaughan
                           ----------------------------------------------------
                           Richard C. Vaughan
                           Executive Vice President and Chief Financial Officer


                        AMERICAN STATES INSURANCE COMPANY


Date:11-22-96           By /s/ Todd R. Stephenson
                           ----------------------------------------------------
                           Todd R. Stephenson
                           Senior Vice President and Treasurer


                        AMERICAN STATES LLOYDS INSURANCE COMPANY


Date: 10/15/96          By /s/ James A. Moore
                           ----------------------------------------------------
                           James A. Moore
                           Deputy Attorney-In-Fact




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